EXHIBIT 10.1
April 6, 2009

G. Mikael Dolsten, M.D.

Dear Mikael:

On behalf of Pfizer Inc. (the “Company”), I am delighted to extend to you our offer to join the Company as Senior Vice President, Pfizer Inc. and President, Biotherapeutics (Position Grade 36).  In this position, reporting directly to Jeffrey B. Kindler, Chairman of the Board and CEO, you will play a critical role in continuing Pfizer’s success through your leadership as well as your membership on the Pfizer Executive Leadership Team (ELT).  Your appointment as a member of the ELT is subject to approval by Pfizer’s Board of Directors.

While your office location has not yet been finalized, you will be permitted to maintain an office in our New York headquarters.  Your main office location will be in one of our facilities in the New York metropolitan area as long as Pfizer maintains such locations.

This offer is contingent upon the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc., Wagner Acquisition Corp., and Wyeth, as the same may be amended from time to time (the “Merger”) and your waiver of any and all rights (including any unvested rights payable on a Change in Control) you or any third party may have under the Severance Agreement For Other New Key Employees made as of August 11, 2008, by and between Wyeth and yourself (the “Wyeth Severance Agreement”), and Wyeth’s agreement to such waiver pursuant to Section 8 of the Wyeth Severance Agreement.  By your signature below, contingent upon the closing of the Merger, you hereby irrevocably waive any and all rights you have under the Wyeth Severance Agreement, except as provided herein.  If the preceding conditions are satisfied, this offer shall take effect and your employment shall commence effective as of the day immediately following the Merger (your “Start Date”).

G. Mikael Dolsten, M.D.	-2-	April 6, 2009

All of us at Pfizer take pride in the work we do and our effort to sustain, and reach beyond, our position as one of the world’s best pharmaceutical companies.  During the past several years, we have been recognized by Fortune, Forbes and other notable panels as the leader in the pharmaceutical industry and among the elite companies across various industries. We attribute much of this recognition and our continuing success to our outstanding people.

Pfizer offers an exceptional compensation and benefits program designed to facilitate our employees’ well-being and financial security.

Compensation
At Pfizer, your compensation will be reviewed annually in the first quarter of each year, based on your performance in the previous calendar year.  Annual salary increases are typically effective April 1st, annual bonus awards are typically paid in March (on or before March 15), and equity awards are generally granted at the end of February.

Base Salary:  Your annual base salary will be no less than $900,000 per year (for full business time service), payable in accordance with our normal payroll practices, currently bi-monthly.

Short-Term Annual Incentive Bonus (Global Performance Plan):  Effective with the performance year 2010, you will be eligible to participate in Pfizer’s Global Performance Plan (“GPP”), as in effect from time to time, with a current target bonus of $879,120, which is equal to 90% of the base salary midpoint for your position grade ($976,800 salary midpoint).  The actual amount of your bonus will be based upon both business performance, as well as your performance against agreed-upon objectives, and can range from zero up to a maximum of 200% of your target bonus.

Executive Long-Term Incentive (ELTI) Program:  The terms of the ELTI Program are established by the Compensation Committee of Pfizer’s Board of Directors each year in its sole and absolute discretion.  You will be eligible to participate in the ELTI Program in 2010.  Your 2010 ELTI target value is $3.15 million; $700,000 of the 2010 ELTI target value will be granted in advance of the 2010 ELTI grant, in RSUs on the last trading day of the month during which you commence employment using the closing price of Pfizer common stock on that date, provided you are still an employee on that date.  The RSUs will vest and be paid in three years from the date of grant, if you are employed by the Company on that date, provided, however, that the RSUs will immediately vest and be paid in the event your employment is terminated by the Company without Cause1 within three years following the grant date or in the event your employment is terminated by reason of your death or permanent disability.

1 Cause means a willful breach of duty in the course of employment, as reasonably determined in good faith by the Compensation Committee of the Board of Directors.

G. Mikael Dolsten, M.D.	-3-	April 6, 2009

ELTI grants typically have been issued in February of each year and ELTI targets and guidelines are reviewed annually in conjunction with each grant.

In accordance with the terms of the ELTI Program currently in effect, the $2.45 million value ($3.15 less the $700,000 advance) would be delivered in four components:  25% of the target ELTI value in Total Shareholder Return Units (TSRUs), 25% of the target ELTI value in Restricted Stock Units (RSUs), 25% of the target ELTI value in Performance Share Awards (PSAs) and 25% of the target ELTI value in a Short-Term Incentive Shift Award (STI Shift Award).
  TSRUs vest in three and are settled in five years from the grant date based on the increase in total shareholder return over the five-year period.
  RSUs vest in three years contingent on continued employment.
  PSAs vest in three years and pay out based on relative total shareholder return as compared to our pharmaceutical-industry peers.
  The STI Shift Award is earned based on the achievement of pre-set annual financial objectives and is payable as either 100% RSUs with three year vesting or a combination of 50% cash and 50% restricted stock units, per your election.
Specific details of this Program are included in the Points of Interest document, which you will receive concurrent with your annual grant.

Sign-on Award:  Consistent with our ordinary course of business, you will receive a one-time, sign-on award of $3.1 million, payable as follows:
  $1.0M in Restricted Stock Units (RSUs), to be granted on the last trading day of the month during which you commence employment using the closing price of Pfizer common stock on that date, provided you are still an employee on that date.  The RSUs will vest and be paid three years from the date of grant, if you are employed by the Company on that date, provided, however, that the RSUs will immediately vest and be paid in the event your employment is terminated by the Company without Cause within three years following the date of grant or in the event your employment is terminated by reason of your death or permanent disability.
  $2.1M in Cash, payable 50% within 30 days of the date on which you commence employment with the Company and 50% payable on the first anniversary of the date on which you commence employment with the Company, provided you are employed with Pfizer on each of the payment dates.  Each payment is subject to 50% repayment if you voluntarily terminate your employment with the Company prior to the two-year anniversary of the date on which you commence employment with the Company.   Any unpaid cash under this Sign-on Award will be immediately payable in the event your employment is terminated by the Company without Cause or by reason of your death or permanent disability.

G. Mikael Dolsten, M.D.	-4-	April 6, 2009

The Sign-on Award is intended to be exempt from Section 409A of the Internal Revenue Code (the “Code”).  In the event that any portion of this Award shall constitute a deferral of compensation under Section 409A, the parties agree that the distribution of that portion of the Award shall only be made in compliance with the terms of Section 409A so that no payment shall be subject to tax under Section 409A.

Pension Make-Up:  In the event that the combination of straight life annuity pension benefits from Pfizer and Wyeth (or equivalents) do not equal $49,728 per year, you will receive a pension make-up equal to the difference between $49,728 and the combination of straight life annuities (or equivalents) under the Pfizer and Wyeth Retirement Plans.  This pension make-up will commence on the later of the date you attain age 55 or your termination of employment from the Company for any reason.

Executive Severance Plan for ELT Members:  You are eligible to participate in the Executive Severance Plan for ELT Members.  Upon an involuntary termination of employment without Cause, severance benefits under the Plan include:  cash severance equal to the greater of three weeks of pay (annualized base salary plus target bonus for the year of termination divided by 52) per year of full service (up to a  maximum of 104 weeks) or 52 weeks of pay; health benefit continuation for 12 months at active employee rates followed by COBRA coverage; and continuation of group term life insurance coverage at active employee rates for up to one year following termination at current coverage amount.

You will also be entitled to a pro-rated target bonus for your year of termination of employment in the event your employment is terminated without Cause.

Excise Tax Indemnity
Effective on your waiver of rights under the Wyeth Severance Agreement, in the event that you are required to pay to the Internal Revenue Service an additional amount in respect of any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) directly related to payments in the nature of compensation made to you in accordance with or as described in this offer, then the Company shall pay you an additional amount (the “Gross Up Payment”), such that the net amount retained by you, after deduction of all amounts required to be paid upon payment of the Excise Tax, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the total present value of the Excise Taxes imposed upon you.  Any Gross Up Payment made hereunder shall be made to you as soon as practical but in no event later than the end of the calendar year following the calendar year in which you remit the related taxes.

Benefits
You currently participate in the Wyeth benefits programs.  At the present time, no decisions have been reached regarding the continuation, amendment or consolidation of those benefit programs with those maintained by Pfizer.  Therefore, you will continue to participate in the Wyeth benefit programs, to the extent applicable, until such time as you join the Pfizer benefit programs.  At that time, you will participate in the Pfizer benefit programs consistent with similarly situated executives.

G. Mikael Dolsten, M.D.	-5-	April 6, 2009

Other Benefits
Your vacation entitlement will be the greater of four weeks or your current vacation entitlement under Wyeth’s vacation plan.

In the event of your relocation, you will be entitled to relocation of your dependents and household goods, temporary lodging and other relocation benefits in accordance with Pfizer’s standard relocation policy for similarly situated executives.

Pfizer shall reimburse you for reasonable attorneys' or other professional fees and for any other reasonable expenses incurred by in reviewing and negotiating this letter, up to a maximum of $10,000.  Such reimbursement shall be made within 30 days following presentation to Pfizer of appropriate invoices or other documentation for the amount of such fees and expenses.

Except to the extent expressly described in this letter, nothing contained in this letter or otherwise shall in any way amend, modify, terminate or suspend your rights (or obligations), any payment schedule or your account balance under any Wyeth compensation or benefit plan, program, practice or arrangement (including, without limitation, as amended, modified or supplemented by the Merger Agreement) in which you participate without your express prior written consent, including your Wyeth 2009 Cash Long-Term Incentive Plan award.  Your acceptance of this offer will not be deemed a resignation from Wyeth for purposes of your Wyeth 2009 Cash Long-Term Incentive Plan award.

Section 409A
Notwithstanding the foregoing provisions of this letter, if, as of the Separation from Service Date (defined below), you are a Specified Employee (defined below), then, except to the extent that this letter or otherwise does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following shall apply:
  no payments shall be made and no benefits shall be provided to you, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of your death; and
  on the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, your death, Pfizer shall make a one-time, lump-sum cash payment to the you in an amount equal to the amounts otherwise payable to the you during the period described in the immediately preceding bullet.

G. Mikael Dolsten, M.D.	-6-	April 6, 2009

For purposes of this letter, “Separation from Service Date” shall mean the date of your “separation from service” within the meaning of Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by Pfizer and then in effect.

In addition, regardless of whether you are then employed by Pfizer, if you are required to pay to the Internal Revenue Service any additions to tax, interest or penalties imposed under Section 409A of the Code (the “409A Tax”) directly or indirectly related to or arising out of any waiver, payment or benefit under this letter given, paid or provided to you prior to the time specified in the immediately preceding paragraphs under the heading “Section 409A”, as reasonably determined by you, then Pfizer shall pay you an additional amount (the “Gross Up Payment”), such that the net amount retained by you, after deduction of all amounts required to be paid upon payment of the 409A Tax, and any interest, penalties or additions to tax payable by you with respect thereto, shall be equal to the 409A Taxes imposed upon you.  Any Gross Up Payment made hereunder shall be made to you no later than the time that such 409A Tax is due (whether by withholding or otherwise), but in no event later than the end of the calendar year following the calendar year in which you remit the related taxes.

Incorporation by Reference
The parties agree that the terms “Cause” and “Good Reason” as defined in the Wyeth Severance Agreement shall continue to define such terms for purposes of the Wyeth 2009 Cash Long-Term Incentive Plan.  Nothing contained in this letter or otherwise shall otherwise amend or modify your rights (or obligations) or any payment schedule under such plan.

This letter shall not be construed as a contract of employment for a fixed period of time.  Your employment is at-will which means that you or Pfizer are free to end your employment at any time.

This offer will expire in the event the Merger does not close by January 31, 2010.

I look forward to your joining Pfizer’s team as Senior Vice President, Pfizer Inc. and President, Biotherapeutics and believe you will find the opportunities and challenges here at Pfizer to be exceptionally rewarding.  Please feel free to call me at (212) 733-0880 with any questions you may have.

Sincerely,

/s/ Mary S. McLeod
Senior Vice President
Worldwide Human Resources

G. Mikael Dolsten, M.D.	-7-	April 6, 2009

By signing below, I accept the terms of this offer and specifically waive any and all rights I may have under the Wyeth Severance Agreement contingent upon the closing of the Merger.

/s/ G. Mikael Dolsten	Date: 4/6/09

Pursuant to Section 8 of the Wyeth Severance Agreement, I attest that I am an officer of Wyeth designated by the Board of Directors of Wyeth with authority to agree to the waiver of the foregoing signatory’s rights under the Wyeth Severance Agreement, and I am signing in my capacity as an officer of Wyeth for this purpose only.

/s/ Denise M. Peppard	Date: 7/9/09